Exhibit 99.1

Release:	Immediate	Contact:	Ronda J. Williams
312-706-3232

Oil-Dri Announces Third Quarter and Nine Month Results

CHICAGO – May 25, 2006 – Oil-Dri Corporation of America (NYSE: ODC) today announced record sales of $51,764,000 for the third quarter ended April 30, 2006.  Sales were 7% greater than sales of $48,249,000 for the same quarter one year ago.  Net income for the quarter was $1,223,000, or $0.21 per diluted share, compared with income of $1,972,000, or $0.33 per diluted share, for the third quarter one year ago.

Net sales for the nine-month period ended April 30, 2006, also a record, were $153,516,000, up 8% over sales of $141,851,000 in the same period one year ago.  Net income for the nine months was $4,118,000, or $0.71 per diluted share, compared with income of $5,398,000, or $0.91 per diluted share, in the same period one year ago.

In the third quarter the Company took a one-time charge to income taxes of $525,000, or $.09 per diluted share, in connection with the Company’s repatriation of accumulated earnings from its Canadian and Swiss subsidiaries.  The repatriation opportunity arises under the 2004 Homeland Investment Act, which enables companies to effectively retrieve previously untaxed earnings from foreign subsidiaries at a reduced federal income tax rate.

THIRD QUARTER REVIEW

Dan Jaffee, President and CEO said, “Considering we have absorbed $6 million of increased fuel cost, in addition to many other commodity and transportation cost increases, we are pleased to report positive results for the third quarter and nine months.

“Our ability to raise prices has allowed us to partially offset these cost increases and rebuild our profit margins, particularly in our Business-to-Business Products Segment.  We have been able to raise our average selling price over the past 16 quarters while also maintaining our unit volume.  In the third quarter, we have exceeded an average selling price of $200 per ton for the first time in the Company’s history. Over the past four years, our average net selling price has grown at a compounded annual growth rate of 7.1% per year.  This has been the result of both price increases and an emphasis on selling higher value products.”

BUSINESS REVIEW

•

Sales for the Company’s Business-to-Business Group were $19,157,000, up 7% for the third quarter, and $54,266,000, up 12% for the nine months.  Group income was $4,295,000, up 18% for the quarter and $11,483,000 up 10% for the nine months.  The Group had increased sales of Pure-Flo bleaching clays, Agsorb carriers and ConditionAde binders. Emphasis on selling higher value product and price increases, contributed positively to Group income.  The Group, however, continues to face higher than expected manufacturing costs due to increased energy and commodity prices.

– Continued –

•

Sales for the Company’s Retail and Wholesale Group were $32,607,000, up 7% in the third quarter, and $99,250,000, up 6% for the nine months.  Group income was $1,801,000 down 26% for the quarter and $5,738,000 down 32% for the nine months.  Sales of Cat’s Pride and Jonny Cat branded scoopable litters were up in the quarter.  Oil-Dri branded floor absorbents and poly-based products had increased sales from higher volume and selling price. Group profitability, however, continues to lag due to higher energy, material and packaging costs.

FINANCIAL HIGHLIGHTS

On March 14, 2006, Oil-Dri’s Board of Directors declared a regular quarterly cash dividend of $0.12 per share of the Company’s Common Stock.  The dividend will be payable June 2, 2006 to stockholders of record at the close of business on May 5, 2006.  At the April 30, 2006 closing price of $22.15 per share and assuming cash dividends continue at the same rate, the annual yield on Common Stock is 2.2%.

During the third quarter, the Company repurchased 135,400 shares of Common Stock at an average price of $20.03 per share.  Year to date, the Company has repurchased 237,600 shares of Common Stock at an average price of $19.10 per share.

Cash, cash equivalents and short-term investments at April 30, 2006, totaled $26,800,000.   Operating cash flow for the nine-month period was $3,374,000.  Capital expenditures for the nine-month period totaled $6,464,000, which is $1,009,000 more than the depreciation and amortization of $5,455,000.

CHANGE IN ACCOUNTING PRINCIPLE FOR FISCAL 2007

A significant part of the Company’s overall mining expense is incurred during the process of removing overburden (non-usable topsoil and other material) from the mine site.  Under generally accepted accounting principles, the Company has previously recorded the cost of overburden removal in a prepaid expense account.  As the usable clay minerals were mined, the Company amortized the prepaid expense. At April 30, 2006, the balance of prepaid overburden removal expense was $1,503,000; however, the quarter-end balance in any particular quarter has varied with the level of the Company’s mining activities.

Recently, the Financial Accounting Standards Board ratified the consensus reached in Emerging Issues Task Force for Issue No. 04-06, “Accounting for Stripping Costs in the Mining Industry” and, as a result, the Company will be changing the accounting treatment for its overburden removal expense.  Beginning with the first quarter of fiscal 2007, the Company expects to expense the cost of overburden removal as it is incurred; and at August 1, 2006, the Company will take a non-cash charge to the opening retained earnings balance to write off the then-prevailing balance of prepaid overburden removal expense due to a change in accounting principles.

LOOKING FORWARD

Jaffee continued, “We feel positive about the approach we are taking to absorb the increased energy costs and rebuild our margins, however, we have more work to do. While we are pleased that our volume has grown, we are not pleased with the effects of energy and commodity prices on our income.  Because of this we have announced price increases for both business segments in the fourth quarter.  We are hopeful that increased prices along with internal cost reduction strategies will combat margin erosion.  We very much appreciate our customers’ support during these very dynamic times.”

– Continued –

The Company will offer a live web cast of its third quarter earnings teleconference on May 26, 2006, at 10a.m. CT.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri web site at www.oildri.com.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and the world’s largest manufacturer of cat litter.

Pure-Flo, Agsorb, ConditionAde, Cat’s Pride and Jonny Cat are all registered trademarks of the Oil-Dri Corporation of America.

This release contains certain forward-looking statements regarding the company’s expected performance for future periods, and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the company’s annual report and other reports filed with the Securities and Exchange Commission.

###

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Third Quarter Ended April 30,

	2006	% of Sales	2005	% of Sales

Net Sales	$51,764	100.0%	$48,249	100.0%
Cost of Sales	41,742	80.6%	38,490	79.8%

Gross Profit	10,022	19.4%	9,759	20.2%
Operating Expenses	(7,399)	-14.3%	(6,805)	-14.1%

Operating Income	2,623	5.1%	2,954	6.1%
Interest Expense	(639)	-1.2%	(437)	-0.9%
Other Income	402	0.8%	197	0.4%

Income Before Income Taxes	2,386	4.6%	2,714	5.6%
Income Taxes	1,163	2.2%	742	1.5%

Net Income	$1,223	2.4%	$1,972	4.1%

Net Income Per Share:
Basic Common	$0.24		$0.38
Basic Class B Common	$0.18		$0.29
Diluted	$0.21		$0.33
Average Shares Outstanding:
Basic Common	4,027		4,036
Basic Class B Common	1,458		1,458
Diluted	5,798		5,950

	Nine Months Ended April 30,

	2006	% of Sales	2005	% of Sales

Net Sales	$153,516	100.0%	$141,851	100.0%
Cost of Sales	124,499	81.1%	110,845	78.1%

Gross Profit	29,017	18.9%	31,006	21.9%
Gain on Sale of Long-Lived Assets	415	0.3%	—	—
Operating Expenses	(22,400)	-14.6%	(22,920)	-16.2%

Operating Income	7,032	4.6%	8,086	5.7%
Interest Expense	(1,608)	-1.0%	(1,332)	-0.9%
Other Income	914	0.6%	590	0.4%

Income Before Income Taxes	6,338	4.1%	7,344	5.2%
Income Taxes	2,220	1.4%	1,946	1.4%

Net Income	$4,118	2.7%	$5,398	3.8%

Net Income Per Share:
Basic Common	$0.81		$1.05
Basic Class B Common	$0.60		$0.79
Diluted	$0.71		$0.91
Average Shares Outstanding:
Basic Common	4,011		4,049
Basic Class B Common	1,458		1,453
Diluted	5,805		5,948

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of April 30,

		2006	2005

Current Assets
Cash, Cash Equivalents and Investments		$26,800	$16,930
Accounts Receivable, net		25,711	23,274
Inventories		16,081	13,490
Prepaid Expenses		8,789	7,673

Total Current Assets		77,381	61,367

Property, Plant and Equipment		48,739	47,710
Other Assets		12,990	12,368

Total Assets		$139,110	$121,445

Current Liabilities
Current Maturities of Notes Payable		$3,080	$3,080
Accounts Payable		5,884	4,782
Dividends Payable		607	558
Accrued Expenses		13,794	12,702

Total Current Liabilities		23,365	21,122

Long-Term Liabilities
Notes Payable		32,160	20,240
Other Noncurrent Liabilities		7,738	6,391

Total Long-Term Liabilities		39,898	26,631

Stockholders’ Equity		75,847	73,692

Total Liabilities and Stockholders’ Equity		$139,110	$121,445

Book Value Per Share Outstanding		$13.87	$13.39
Additions to and Acquisitions of
Property, Plant and Equipment	Third Quarter	$1,840	$1,266
	Year to Date	$6,464	$5,230
Depreciation and Amortization Charges	Third Quarter	$1,848	$1,813
	Year to Date	$5,455	$5,635

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Nine Months Ended April 30

CASH FLOWS FROM OPERATING ACTIVITIES	2006	2005

Net Income	$4,118	$5,398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	5,455	5,635
(Increase) Decrease in Accounts Receivable	(2,307)	915
(Increase) in Inventories	(3,395)	(1,091)
Increase (Decrease) in Accounts Payable	1,089	(177)
Increase (Decrease) in Accrued Expenses	127	(4,040)
Other	(1,713)	1,179

Total Adjustments	(744)	2,421

Net Cash Provided by Operating Activities	3,374	7,819

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(6,464)	(5,230)
Other	(4,050)	3,916

Net Cash Used in Investing Activities	(10,514)	(1,314)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(3,080)	(4,080)
Dividends Paid	(1,775)	(1,647)
Purchase of Treasury Stock	(4,538)	(7,082)
Proceeds from Issuance of Long-Term Debt	15,000	—
Other	3,748	3,909

Net Cash Provide by (Used in) Financing Activities	9,355	(8,900)

Effect of exchange rate changes on cash and cash equivalents	(335)	(242)
Net Increase (Decrease) in Cash and Cash Equivalents	1,880	(2,637)
Cash and Cash Equivalents, Beginning of Year	5,945	6,348

Cash and Cash Equivalents, April 30	$7,825	$3,711